UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2014 (June 13, 2014)

Starwood Waypoint Residential Trust

(Exact name of registrant as specified in its charter)

Maryland	001-36163	80-6260391
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1999 Harrison Street Oakland, CA		94612
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number,

including area code:

(510) 250-2200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 16, 2014, Starwood Waypoint Residential Trust (the “Trust”) issued a press release announcing that it has entered into an Amended and Restated Master Loan and Security Agreement evidencing a $1,000,000,000 secured revolving credit facility with a syndicate of financial institutions led by Citibank, N.A, as Administrative Agent. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference. The credit facility replaces the Trust’s existing $500,000,000 credit facility with Citibank, N.A., as sole lender.

The credit facility is set to mature on February 3, 2017, subject to a one-year extension option which would defer the maturity date to February 5, 2018. The credit facility has a variable interest rate of LIBOR plus a spread which will equal 2.95% during the first three-years and then 3.95% during any extended term, subject to a default rate of an additional 5.0% on amounts not paid when due. The facility also requires the borrower to pay a commitment fee on its unused commitments at a per annum rate which varies from zero to 0.25% depending on the principal amounts outstanding. The borrower under the facility is Starwood Waypoint Borrower, LLC (the “Borrower”), a special-purpose entity specifically created for purposes of the facility and which is the indirect owner of substantially all of the Trust’s single-family rental home portfolio. The facility is secured by all assets of the Borrower and its subsidiaries and also by a pledge of the Borrower’s equity. Availability under the facility is limited by a percentage formula against the lower of the Borrower’s acquisition cost of a home or its value as established by an independent broker’s price opinion.

In connection with the effectiveness of the facility, the Borrower has purchased interest rate caps with an aggregate notional amount of $300,000,000 for the initial term of the facility to protect against increases in monthly LIBOR above 3.0%. Continuation of that cap for an additional year (or purchase of a new rate cap) is a condition to any extension of maturity.

In connection with the facility, the Trust has entered into a Limited Guaranty and Recourse Indemnity Agreement under which the Trust has agreed to indemnify the lenders against specified losses due to fraud, misrepresentation, misapplication of funds, physical waste, breaches of specified representations, warranties and covenants, as well as a guaranty of the entire amount of the facility in the event that the Borrower or its subsidiaries file insolvency proceedings or violate certain covenants that result in their being substantively consolidated with any other entity that is subject to a bankruptcy proceeding.

The facility contains customary terms, conditions precedent, affirmative and negative covenants, limitations and other conditions for credit facilities of this type, including requirements for cash reserves and restrictions on incurring additional indebtedness, creation of liens, mergers and fundamental changes, sales or other dispositions of property, changes in the nature of their business, investments, and capital expenditures. The facility is also subject to certain financial covenants concerning the liquidity and tangible net worth of the Trust, and to requirements that the Borrower maintain minimum levels of debt service coverage and debt yield.

The facility includes customary events of default. The occurrence of an event of default will permit the lenders to terminate their commitments under the facility and accelerate payment of all amounts outstanding thereunder. In addition, if a default or a failure to observe the asset performance triggers should occur and be continuing, all of the rental income associated with the real estate properties of the Borrower and its subsidiaries will, after payment of specified operating expenses, asset management fees and interest, be required to prepay the loans under the facility, which will preclude the Borrower from being able to make distributions on its equity for the benefit of the Trust.

The foregoing summary of the Amended and Restated Master Loan and Security Agreement, the Limited Guaranty and Recourse Indemnity Agreement and the transactions contemplated thereby contained in this Item 1.01 does not purport to be a complete description and is qualified in its entirety by reference to the terms and conditions of the Limited Guaranty and Recourse Indemnity Agreement and the Amended and Restated Master Loan and Security Agreement, copies of which are attached as Exhibits 10.1 and 10.2 hereto, respectively, and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Limited Guaranty and Recourse Indemnity Agreement, dated June 13, 2014, by Starwood Waypoint Residential Trust., in favor of Citibank, N.A., as Administrative Agent

10.2	Amended and Restated Master Loan and Security Agreement, dated June 13, 2014, by and among Citibank, N.A., as Administrative Agent, the Lenders from time to time party thereto, Starwood Waypoint Borrower, LLC, as Borrower, and Wells Fargo Bank, N.A., as Calculation Agent and Paying Agent

99.1	Press release, dated June 16, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARWOOD WAYPOINT RESIDENTIAL TRUST

Dated: June 16, 2014	By:	/s/ Tamra D. Browne
	Name:	Tamra D. Browne
	Title:	General Counsel and Secretary

Exhibit Index

10.1	Limited Guaranty and Recourse Indemnity Agreement, dated June 13, 2014, by Starwood Waypoint Residential Trust., in favor of Citibank, N.A., as Administrative Agent

10.2	Amended and Restated Master Loan and Security Agreement, dated June 13, 2014, by and among Citibank, N.A., as Administrative Agent, the Lenders from time to time party thereto, Starwood Waypoint Borrower, LLC, as Borrower, and Wells Fargo Bank, N.A., as Calculation Agent and Paying Agent

99.1	Press release, dated June 16, 2014.